Exhibit 99.1

Sono-Tek Announces First Quarter Results

(July 14, 2009 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of  $1,465,000 for the three months ended May 31, 2009, compared to sales of $1,621,000 for the prior year period, a decrease of $156,000 or 10%.  During the current quarter, sales of fluxer units, nozzles, Widetrack units, spray dryer units and solder recovery systems decreased when compared to the prior year.  However, the Company did see an increase in sales of programmable XYZ precision coating units, SonoFlux EZ units, stent coating systems and Hypersonic units (recently released) when compared to the prior year.

The Company incurred a net loss of ($169,427) for the three months ended May 31, 2009, compared to a net loss of ($130,458) for the prior year period.  During the quarter, the Company reduced its cash expenditures and operating expenses.  These actions had a positive impact on this quarter’s net loss.  The Company’s net use of cash during the current quarter amounted to less than $1,000, and is consistent with its goal to conserve and maintain adequate cash reserves.

Shipments of circuit boards by our customers, to whom we provide spray fluxing equipment, were still lower than previous levels in the US, as they are still being impacted by the recession.  However, we are seeing positive signs in other regions, plus strong growth in fuel cell and solar energy applications in the US and abroad.  Another promising area has been in the food industry, where we recently reported our first industrial coating sale for the application of flavoring oils to baked goods.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, reiterated that “Late in the preceding fiscal year, we began to reduce costs with the goal of bringing the business back to a profitable mode again. We have now been able to reduce expenditures that were needed to fulfill the business development objectives, and senior management also took voluntary pay reductions (20%) to demonstrate our commitment to the future.  In the current economic climate, the Company continues to enforce its rigorous prepayment terms for large scale orders, which may delay the shipment of orders and affect the timing of revenue.  We believe that the new products, technology developments, and increased marketing and sales coverage we now have in place will continue to generate new business in the clean energy, medical, and food areas for us in the current fiscal year. The combination of these sales, with the cost reductions, may lead the way to profitability later this year, particularly since a part of the US stimulus plan is aimed at increasing domestic capability in clean energy technologies which include both fuel and solar cells.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology.  Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions; restoration of profitability and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation
Selected Financial Data

	Three Months Ended
	May 31, 2009	May 31, 2008

Net Sales	$1,464,728	$1,620,521

Net (Loss)	($169,427)	($130,458)

Basic Loss Per Share	($0.01)	($0.01)

Diluted Loss Per Share	($0.01)	($0.01)

Weighted Average Shares - Basic	14,414,714	14,361,091

Weighted Average Shares - Diluted	14,414,714	14,361,091